EXHIBIT 11




                                                       EXHIBIT 11 (to PEA 39/41)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 39 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated April 10, 1997, April 17, 1997 and April 22, 1997 relating to the financial statements and the financial highlights of each series of GMO Trust, except for the Pelican Fund, which appear in the February 28, 1997 Annual Report and which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in the Statement of Additional Information and in the Financial Highlights in the Prospectus.



/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
June 25, 1997